Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-187454) pertaining to Versar Employee 401(k) Plan of our report dated July 15, 2014, with respect to the financial statements and supplemental schedules of Versar Employee 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.

/s/ ARONSON LLC

Rockville, Maryland

July 15, 2014